UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A

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FIRST FRANKLIN CORPORATION
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Lenox Wealth Management, Inc. John C. Lame
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LENOX	Wealth Management	8044 Montgomery Road Suite 480 Cincinnati, Ohio 45236
Office (513) 618-7080 – (800) 472-5734 – Fax (513) 618-7079		financial solutions since 1887

June 10, 2010

STICK TO THE FACTS, JACK

Dear Fellow Shareholders,

Our President & CEO, Jack Kuntz, has had a very busy week.  Instead of running our company, he has been diligently attacking Lenox with his customary half truths and misdirection.  While Mr. Kuntz claims he is growing tired of the proxy contest, you would never know that from the volume of attack letters he is producing.  If you are going to spend your days writing negative attack letters, we implore you to at least stick to the facts, Jack.

Jack Kuntz, in one of his latest letters to us, sounds very pleased that Glass Lewis & Co has recommended that shareholders vote for the incumbents in the election of directors.  What he doesn’t tell you, of course, is that Glass Lewis is a minor player behind RiskMetrics, who recommended that shareholders vote for John Lame.   RiskMetrics and Glass Lewis are both proxy advisory firms that primarily advise large institutional shareholders on how to vote.  Consider the facts:

•	The institutional shareholders of Franklin follow RiskMetrics, not Glass Lewis.

•
RiskMetrics spent a considerable amount of time interviewing all parties in this election, including Mr. Kuntz and Mr. Siemers, before issuing its final recommendation.   RiskMetrics determined the qualifications of all involved and reviewed each party’s business plan for moving the company forward.   Glass Lewis, on the other hand, did not talk to a single person involved before issuing their recommendation.

•
Mr. Kuntz states that Franklin is not underperforming its peers, citing data from Glass Lewis.  What Mr. Kuntz does not tell you is that the peer group used by Glass Lewis included only 3 banks.  According to RiskMetrics, on the other hand, Franklin is underperforming its peers.   RiskMetrics uses a peer group comprised of 23 institutions.  Based on the performance of 3 peers Jack feels that Franklin is not an underperforming institution.    This is typical of the justifications we have come to expect from Jack and the Franklin Board.

Mr. Kuntz also fails to mention the grave concerns that Glass Lewis raised regarding Franklin and its Audit Committee related to the material weaknesses in Franklin’s internal controls cited in the March 31, 2010  Form 10-Q report filed with the SEC.  The company was cited for failing to properly reconcile its bank accounts on a timely basis.  To quote Glass Lewis, “We believe this material weakness may signal weak internal accounting expertise, poor internal controls and aggressive financial reporting practices at the company”.  Yesterday, Jack endorsed the Glass Lewis report as he said, “Glass Lewis & Co got it right. We appreciate their expert and independent review.” Perhaps Jack and the Franklin Board should spend less time attacking Lenox, and more time attending to their own shop.

We share the concerns raised by Glass Lewis, particularly in light of the restatement of earnings that occurred in December of 2009.  You may recall the surprise revelation that the company had to book an additional $334,000 in provision expense related to bad loans.   Shame on Senator Finan and the rest of the Franklin Audit Committee.  Senator Finan, with his vast knowledge of governmental and regulatory affairs, should be more aware than anybody of the duties and responsibilities of the company’s Audit Committee.   We seriously question the competence of these members when the company is restating earnings and failing to reconcile bank accounts.  We further believe that the company continues to under report its loan loss reserves by as much as $3 million, and question when Mr. Finan and the Audit Committee will come clean on the adequacy of the company’s loss reserves.

Mr. Kuntz further states that “another proxy advisory firm” advises against voting for Jason Long.  We find it odd that Mr. Kuntz cannot even refer to RiskMetrics by name, given that they are the world’s largest and most respected proxy advisory firm.   Consistent with his prior omissions of material facts, Mr. Kuntz fails to mention that RiskMetrics states that Mr. Long would bring value to the Franklin Board, but given that Lenox has made an $18 stock offer to Franklin, they were guarding against the possibility that both Mssrs. Lame and Long could exert undue influence on the Board in any final negotiations.

We listened to RiskMetrics, and this week Lenox decided to withdraw the nomination of Mr. Long in this election.   Lenox has, in fact, offered to acquire all of the outstanding shares of First Franklin.  We do not wish to be perceived as unduly influencing the Board in these negotiations.  The move to withdraw Mr. Long should show our commitment that Lenox, unlike Franklin’s current Board, has and will always keep the best interests of the shareholders in mind.   With regard to comments about violations of banking laws, we have stated before, and will state again, that Lenox has made the necessary filings and has kept the banking authorities fully informed of our activities.

Mr. Kuntz apparently had a lot of free time yesterday, and in fact published two attack letters.  In his second letter of the day, he states that RiskMetrics, now referred to by name, recommended a vote against John Lame in Lenox’s election of directors in May.  He asks if RiskMetrics doesn’t believe that John Lame can serve as a director of a $5 million company, why would he be good enough to serve as director of a $300 million company? These statements crossed the line to comical… a new low for Jack.   Stick to the facts, Jack – RiskMetrics did in fact recommend that John Lame be elected as a director of our $300 million company.   To set the record straight, Lenox is not an SEC-reporting public company, and therefore does not incur the costs required to meet certain of RiskMetrics’ requirements in connection with director recommendations.  Stick to the facts, Jack.

Mr. Kuntz and the Franklin Board continue to spend a considerable amount of shareholder money trying to attack Lenox and mislead you about us.   They repeatedly tell you why they shouldn’t vote for Lenox, but never really tell you why they should vote for them.  Mr. Kuntz, tell shareholders why the entrenched Board should be allowed to continue.  Franklin is an underperforming institution according to RiskMetrics.  Franklin may have serious deficiencies in its internal controls according to Glass Lewis.  It is past time you stopped attacking Lenox and started selling yourselves.  If that doesn’t work, we suggest Mr. Kuntz sell Franklin.  Based on his track record, $18/share is more than Franklin’s shareholders will see for a long, long time.  Time is running out.  The offer expires Friday.  And please…just stick to the facts, Jack.